Exhibit 3.1

BC NO: 399970

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

Memorandum of Association

and

Articles of Association

of

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

Incorporated on 2 August 2000

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act (No. 16 of 2004) and includes the regulations made under the Act;

“Articles” means the attached Articles of Association of the Company;

“Chairman of the Board” has the meaning specified in Regulation 13;

“Distribution” in relation to a distribution by the Company means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder in relation to Shares held by a Shareholder, and whether by means of a purchase of an asset, the redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend;

“Eligible Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

“Memorandum” means this Memorandum of Association of the Company;

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be;

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of the votes of Shares entitled to vote thereon;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Share” means a share issued or to be issued by the Company;

“Shareholder” means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

“Shareholders Agreement” means the shareholders agreement attached as Schedule 1, dated on or around 27 July 2011 between MCE Cotai Investments Limited, New Cotai, LLC, Melco Crown Entertainment Limited and the Company, as amended from time to time in accordance with the terms thereof;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2.	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended; and

(e)	the singular includes the plural and vice versa.

1.3.	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and Articles unless otherwise defined herein.

1.4.	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and Articles.

2.	NAME

The name of the Company is STUDIO CITY INTERNATIONAL HOLDINGS LIMITED.

3.	RE-REGISTRATION

The Company was first incorporated on 2 August 2000 under the International Business Companies Act, 1984 and was automatically re-registered under the Act on 1 January 2007. Immediately before its re-registration under the Act, it was governed by the International Business Companies Act, 1984.

4.	STATUS

The Company is a company limited by shares.

5.	REGISTERED OFFICE AND REGISTERED AGENT

5.1.	The first registered office of the Company is at Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

5.2.	The first registered agent of the Company is Offshore Incorporations Limited of Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands.

5.3.	At the date of filing the notice of election to disapply Part IV of Schedule 2 of the Act the registered office of the Company was situated at the office of the registered agent, Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands.

6.	CAPACITY AND POWERS

6.1.	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

6.2.	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

7.	NUMBER AND CLASSES OF SHARES

7.1.	The Company is authorised to issue a maximum of 200,000 Shares of par value USD1.00 each.

7.2.	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

7.3.	Shares shall be issued in the currency of the United States of America.

8.	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

8.1.	Each Share in the Company confers upon the Shareholder:

(a)	the right to one vote at a meeting of the Shareholders of the Company or on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

8.2.	The directors may at their discretion by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 3 of the Articles.

9.	VARIATION OF RIGHTS

The rights attached to Shares as specified in Clause 8 may only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50 per cent of the issued Shares of that class.

10.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11.	REGISTERED SHARES

11.1.	The Company shall issue registered shares only.

11.2.	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

12.	TRANSFER OF SHARES

12.1.	The Company shall, on receipt of an instrument of transfer complying with Sub-Regulation 7.1 of the Articles, enter the name of the transferee of a Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

12.2.	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

13.	AMENDMENT OF MEMORANDUM AND ARTICLES

Subject to Clause 9, the Company may amend its Memorandum or Articles by a Resolution of Shareholders or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles cannot be amended by the Shareholders; or

(d)	to Clauses 8, 9 or 10 or this Clause 13.

Notwithstanding the foregoing no amendment may be made to the Memorandum or Articles without the approval of each Minority Shareholder (as defined in the Shareholders Agreement) holding 20% or more of the Shares on issue.

14.	PARAMOUNT EFFECT OF SHAREHOLDERS AGREEMENT

14.1.	To the extent not prohibited by the Act the provisions of the Shareholders Agreement are hereby incorporated into the Memorandum, and for the avoidance of doubt and without limiting the generality of this clause 14.1:

(a)	notwithstanding anything contained in the Memorandum, if the Shareholders Agreement prohibits an act being done, the act shall not be done; and

(b)	nothing contained in the Memorandum prevents an act being done that the Shareholders Agreement requires to be done.

14.2.	To the extent not prohibited by the Act if any provision of the Memorandum is or becomes inconsistent with the Shareholders Agreement, the Shareholders Agreement shall prevail.

We, Offshore Incorporations Limited of Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association the 3rd day of July 2007 .

Incorporator:

Offshore Incorporations Limited

Sgd: Richard Parsons

Authorised Signatory

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

ARTICLES OF ASSOCIATION

OF

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

A COMPANY LIMITED BY SHARES

1.	PARAMOUNT EFFECT OF SHAREHOLDERS AGREEMENT

1.1.	To the extent not prohibited by the Act the provisions of the Shareholders Agreement are hereby incorporated into the Articles and, for the avoidance of doubt and without limiting the generality of this Regulation 1:

(a)	notwithstanding anything contained in these Articles, if the Shareholders Agreement prohibits an act being done, the act shall not be done; and

(b)	nothing contained in these Articles prevents an act being done that the Shareholders Agreement requires to be done.

1.2.	To the extent not prohibited by the Act if any provision of these Articles is or becomes inconsistent with the Shareholders Agreement, the Shareholders Agreement shall prevail.

2.	REGISTERED SHARES

2.1.	Every Shareholder is entitled to a certificate signed by a director of the Company or under the Seal specifying the number of Shares held by him and the signature of the director and the Seal may be facsimiles.

2.2.	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

2.3.	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

3.	SHARES

3.1.	Shares may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

3.2.	Section 46 of the Act (Pre-emptive rights) does not apply to the Company.

3.3.	A Share may be issued for consideration in any form, including money, a promissory note, real property, personal property (including goodwill and know-how) or a contract for future services.

3.4.	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

3.5.	The Company shall keep a register (the “register of members”) containing:

(a)	the names and addresses of the Eligible Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Eligible Person ceased to be a Shareholder.

3.6.	The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

3.7.	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

4.	REDEMPTION OF SHARES AND TREASURY SHARES

4.1.	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

4.2.	The Company may only offer to acquire Shares if at the relevant time the directors determine by Resolution of Directors that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

4.3.	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

4.4.	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

4.5.	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

4.6.	Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.

4.7.	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

5.	MORTGAGES AND CHARGES OF SHARES

5.1.	Shareholders may mortgage or charge their Shares.

5.2.	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

5.3.	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

5.4.	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

6.	FORFEITURE

6.1.	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note or a contract for future services are deemed to be not fully paid.

6.2.	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

6.3.	The written notice of call referred to in Sub-Regulation 6.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

6.4.	Where a written notice of call has been issued pursuant to Sub-Regulation 6.3 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

6.5.	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Sub-Regulation 6.4 and that Shareholder shall be discharged from any further obligation to the Company.

7.	TRANSFER OF SHARES

7.1.	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company at the office of its registered agent for registration.

7.2.	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

7.3.	If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

7.4.	Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

8.	MEETINGS AND CONSENTS OF SHAREHOLDERS

8.1.	Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

8.2.	Upon the written request of Shareholders entitled to exercise 30 per cent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders.

8.3.	The director convening a meeting shall give not less than seven days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

8.4.	The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

8.5.	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

8.6.	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

8.7.	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

8.8.	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

8.9.	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[ Name of Company ]

I/We being a Shareholder of the above Company HEREBY APPOINT                      of                      or failing him                      of                      to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the              day of                     , 20         and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this          day of                     , 20

Shareholder

8.10.	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

8.11.	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

8.12.	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares or class or series of Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders

8.13.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

8.14.	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

8.15.	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

8.16.	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

8.17.	Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Eligible Person which he represents as that Eligible Person could exercise if it were an individual.

8.18.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

8.19.	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

8.20.	An action that may be taken by the Shareholders at a meeting may also be taken by a Resolution of Shareholders consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

9.	DIRECTORS

9.1.	The first directors of the Company shall be appointed by the first registered agent within six months of the date of incorporation of the Company; and thereafter, the directors shall be elected by Resolution of Shareholders or by Resolution of Directors for such term as the Shareholders or directors determine.

9.2.	No person shall be appointed as a director of the Company unless he has consented in writing to act as a director.

9.3.	The minimum number of directors shall be one and the maximum number shall be five.

9.4.	Each director holds office for the term, if any, fixed by the Resolution of Shareholders or Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal.

9.5.	A director may be removed from office only in accordance with the Shareholders Agreement.

9.6.	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

9.7.	The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

9.8.	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

9.9.	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company; and

(d)	such other information as may be prescribed by the Act.

9.10.	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.11.	The directors may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

9.12.	A director is not required to hold a Share as a qualification to office.

10.	POWERS OF DIRECTORS

10.1.	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

10.2.	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

10.3.	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.4.	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

10.5.	The continuing directors may act notwithstanding any vacancy in their body.

10.6.	The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.7.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10.8.	For the purposes of Section 175 (Disposition of assets) of the Act, the directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

11.	PROCEEDINGS OF DIRECTORS

11.1.	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

11.2.	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

11.3.	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

11.4.	A director shall be given not less than three days’ notice of meetings of directors, but a meeting of directors held without three days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

11.5.	A director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated.

11.6.	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, unless there are only two directors in which case the quorum is two.

11.7.	If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.8.	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the directors present shall choose one of their number to be chairman of the meeting.

11.9.	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12.	COMMITTEES

12.1.	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

12.2.	The directors have no power to delegate to a committee of directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint directors;

(e)	to appoint an agent;

(f)	to approve a plan of merger, consolidation or arrangement; or

(g)	to make a declaration of solvency or to approve a liquidation plan.

12.3.	Sub-Regulation 12.2(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

12.4.	The meetings and proceedings of each committee of directors consisting of two or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

12.5.	Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

13.	OFFICERS AND AGENTS

13.1.	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a president and one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

13.2.	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Shareholders, the president to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

13.3.	The emoluments of all officers shall be fixed by Resolution of Directors.

13.4.	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.5.	The directors may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Sub-Regulation 12.2. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14.	CONFLICT OF INTERESTS

14.1.	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2.	For the purposes of Sub-Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3.	Provided that the Board of directors of the Company has given prior authorisation by way of a Resolution of Directors (for which purposes the interested director shall not be able to vote), a director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15.	INDEMNIFICATION

15.1.	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

15.2.	The indemnity in Sub-Regulation 15.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.3.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.4.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

15.5.	The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

16.	RECORDS

16.1.	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

16.2.	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

16.3.	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders;

(b)	minutes of meetings and Resolutions of Directors and committees of directors; and

(c)	an impression of the Seal, if any.

16.4.	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.5.	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (No. 5 of 2001).

17.	REGISTERS OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

18.	SEAL

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

19.	DISTRIBUTIONS BY WAY OF DIVIDEND

19.1.	The directors of the Company may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

19.2.	Dividends may be paid in money, shares, or other property.

19.3.	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Sub-Regulation 21.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

19.4.	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

20.	ACCOUNTS AND AUDIT

20.1.	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

20.2.	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

20.3.	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

20.4.	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by a Resolution of Shareholders.

20.5.	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

20.6.	The remuneration of the auditors of the Company:

(a)	in the case of auditors appointed by the directors, may be fixed by Resolution of Directors; and

(b)	subject to the foregoing, shall be fixed by Resolution of Shareholders or in such manner as the Company may by Resolution of Shareholders determine.

20.7.	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

20.8.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

20.9.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

20.10.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

21.	NOTICES

21.1.	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.

21.2.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

21.3.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

22.	VOLUNTARY WINDING UP AND DISSOLUTION

The Company may by a Resolution of Shareholders or by a Resolution of Directors appoint a voluntary liquidator.

23.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, Offshore Incorporations Limited of Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association the 3rd day of July 2007.

Incorporator:

Offshore Incorporations Limited

Sgd: Richard Parsons

Authorised Signatory

SCHEDULE 1

SHAREHOLDERS AGREEMENT